Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-219664 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Advanced Drainage Systems, Inc. and subsidiaries (the “Company”) and the effectiveness of our report dated May 30, 2019 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of Advanced Drainage Systems, Inc. for the year ended March 31, 2019.

/s/ Deloitte & Touche LLP

Columbus, Ohio

May 30, 2019